Exhibit (a)(5)(iv)

1 New Hampshire Avenue, Suite 125 • Portsmouth, New Hampshire 03801

Phone (603) 766-4990 • Fax (603) 766-4991

BayCorp Holdings Announces Approval by Vermont Public Service Board

of Tender Offer Transaction

Portsmouth, New Hampshire – November 2, 2005 – BayCorp Holdings, Ltd. (AMEX:MWH) and Sloan Group Ltd. announced today that on November 1, 2005 the Vermont Public Service Board approved the indirect transfer of control of Great Bay Hydro Corporation, a subsidiary of BayCorp, to Sloan Group and its wholly owned subsidiary, Sloan Acquisition Corp. Sloan Acquisition Corp. commenced a tender offer on October 12, 2005 for all of the outstanding shares of Common Stock of BayCorp for $14.19 per share, net to the seller in cash.

Sloan Group and BayCorp also announced today that they have received and are in the process of responding to comments from the Securities and Exchange Commission in connection with the previously filed tender offer materials. Sloan Acquisition Corp. may extend the expiration of the tender offer pending resolution of the SEC comments and receipt of final clearances of the tender offer materials from the New Hampshire Bureau of Securities Regulation.

The tender offer is being made pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of September 30, 2005, among Sloan Group, Sloan Acquisition Corp., and BayCorp. The tender offer remains open until 12:00 midnight Eastern time on Wednesday, November 9, 2005, unless extended. Following completion of the tender offer, any remaining shares of the BayCorp will be acquired in a merger at the same price.

As previously announced, the Board of Directors of BayCorp has unanimously approved the merger agreement. The transaction is subject to customary regulatory approvals and other customary closing conditions and is expected to close in the fourth quarter of 2005.

BayCorp is an unregulated energy holding company incorporated in Delaware. BayCorp currently has wholly owned subsidiaries that include Nacogdoches Gas, LLC, which owns and develops interests in natural gas and oil production in Nacogdoches County, Texas; Benton Falls Associates, L.P., the owner and operator of a hydroelectric generating facility in Benton, Maine; Great Bay Hydro Corporation, which owns and operates a hydroelectric generating facility in Newport, Vermont; Great Bay Power Marketing, Inc., which purchases and markets power on the open market and Nacogdoches Power, LLC, which owns the development rights to the Sterne Power Project in Nacogdoches, Texas. BayCorp also holds a majority interest in HoustonStreet Exchange, Inc., which operates HoustonStreet.com, an internet-based independent crude oil and refined petroleum products trading exchange. Sloan Group Ltd. is a privately-held international business corporation headquartered in the Bahamas.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement and a solicitation and recommendation statement filed with the Securities and Exchange Commission. The tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information and should be read carefully before any decision is made with respect to the tender offer. Those materials have been made available to all stockholders of BayCorp at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) are available on the SEC’s website (http://www.sec.gov). D.F. King & Co., Inc. is serving as Information Agent for the tender offer, and BayCorp stockholders wishing to receive copies of the Offer to Purchase and other tender offer materials may contact D.F. King at (800) 431-9645. SunTrust Bank is serving as the Depositary for the tender offer.

Certain of the foregoing statements, including those regarding securities law clearances, closing conditions, timing of closing of the transaction and completion of the tender offer, and extension of the tender offer are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including the timing of such events, which may cause the actual results, performance or achievements of BayCorp to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this Release. Sloan Group Ltd. and BayCorp expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

****************

Contact:

BayCorp Holdings, Ltd.

Frank Getman, 603-766-4990